EXHIBIT 10

Written description of ML & Co.'s compensation policy for directors effective May 1, 2003.

                            COMPENSATION OF DIRECTORS

FEES AND EXPENSES

The independent non-employee directors are paid the following compensation for service as members of the Board of Directors and as members of our standing Board Committees. The directors are also reimbursed for out-of-pocket expenses incurred in attending Board and Board Committee meetings and if fulfilling their duties as directors.

    o   $75,000 annually in base compensation to each non-employee director

    o $25,000 annually to the Chairman of the Management Development and Compensation Committee and the Chairman of the Audit Committee

    o $15,000 to the Chairman of the Public Policy and Responsibility Committee, the Chairman of the Finance Committee and the Chair of the Nominating and Corporate Governance Committee.

    o In the event that a Board member serves as the chairman of two Board Committees, he or she shall receive an annual payment equal to 100% of the amount payable for serving as chairman of the committee with the higher annual fee and 50% of the amount payable for serving as chairman of the committee with the smaller annual fee.

Non-employee directors are entitled to defer all or a portion of their cash compensation. Deferred payments are held in accounts with values indexed either to the performance of selected mutual funds and certain sponsored employee partnerships, or to the performance of our common stock, including reinvested dividends.

Non-employee directors also receive an annual grant of deferred stock units valued at $72,500 and annual grants of stock options also valued at $72,500 under the Non-Employee Director's Plan. Deferred stock units represent the Company's obligation to deliver one share of our common stock for each unit. The grants are made following the Annual Meeting. If a director joins the Board in mid-year, he or she would receive a pro-rated grant.

Deferred stock units are payable at the end of a five-year deferral period, or earlier if the non-employee director's service on the Board ends. These units receive dividend equivalents but may not vote. Payment of the deferred stock units may be further deferred prior to payment. The stock options granted to non-employee directors entitle the holder to receive one share of our common stock upon payment of the exercise price, which is the average of the high and low prices of our common stock on the grant date. These stock options become exercisable six months following the date of grant.

RETIREMENT

Directors who joined the Board of Directors after February 2001 are not eligible for pension benefits. Non-employee directors who served prior to that date are entitled to receive, at their election, either lifetime annual retirement payments, a lump-sum payment, or a death benefit when they end their service for any reason (other than cause), in each case in the amount to be paid in respect of their retirement benefit is limited by the directors' 2001 annual base compensation of $55,000 annually.

BENEFITS

Non-employee directors who joined the Board after February 2001 are not eligible for medical insurance benefits. These benefits are offered to non-employee directors who joined the Board prior to that date and to their eligible family members. These benefits are generally comparable to those offered to our employees, except that we provide these benefits on a non-contributory basis and with differences in deductible, coinsurance and lifetime benefits.


                                       59